Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated February 13, 2019, relating to the financial statements of Crucial Innovations, Corp., as of December 31, 2018 and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
April 01, 2019